UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2007 (December 20, 2007)

WYETH

(Exact name of registrant as specified in its charter)

Delaware	1-1225	13-2526821
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Giralda Farms, Madison, N.J.	07940
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 973-660-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Compensatory Arrangements of Certain Officers.

Amendment to Employment Agreement with Robert Essner

On December 20, 2007, Wyeth and Robert Essner, Chairman and Chief Executive Officer of Wyeth, entered into a letter agreement amending certain terms of Mr. Essner’s existing employment agreement to reflect his previously announced retirement as Chief Executive Officer effective as of close of business on December 31, 2007. The letter agreement provides that Mr. Essner will continue as an employee and Chairman of Wyeth’s Board of Directors until December 31, 2008, subject to earlier termination on thirty days’ notice at the election of Wyeth or Mr. Essner. Mr. Essner’s base salary for 2008 will remain unchanged from 2007 at $1,728,500. He will be eligible for annual cash incentive awards (bonuses) in respect of 2007 and 2008. These annual cash incentive awards will be determined by the Compensation and Benefits Committee and paid when such awards are paid to senior executives generally. Mr. Essner’s cash incentive award in respect of 2008 will be no less than the higher of the award he earned in respect of 2006 and 2007, prorated as applicable. Mr. Essner’s equity incentive award for 2008 will be determined by the Compensation and Benefits Committee in April 2008 when such awards are made to senior executives generally. The letter agreement also confirms that Mr. Essner will not receive any severance pay or pension enhancements as a result of his retirement. Except as modified by the letter agreement, the terms of Mr. Essner’s existing employment agreement remain in effect.

The letter agreement amending Mr. Essner’s employment agreement was recommended by the Compensation and Benefits Committee and approved by Wyeth’s Board of Directors. The letter agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits.

(10.1) Letter Agreement, dated as of December 20, 2007, by and between the Company and Robert Essner

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2007	WYETH

	By:	/s/ Lawrence V. Stein
	Name:	Lawrence V. Stein
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
(10.1)	Letter Agreement, dated as of December 20, 2007, by and between the Company and Robert Essner